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                                                                    EXHIBIT 10.1

[JANUS CAPITAL GROUP LOGO]

      151 DETROIT STREET                                        PETER W. BOUCHER
      DENVER, CO 80206                                        VP HUMAN RESOURCES

      TEL 303-336-4021 WEB JANUS.COM

      July 7, 2004

      John H. Bluher
      67 Locust Hill Road
      Darien, CT 06820

      Dear John,

      I am pleased to extend an offer to you for the position Senior Vice President, General Counsel and Chief Public Affairs Officer. The specific terms and conditions of the offer are as follows.

      COMPENSATION SUMMARY

      1. The term of this letter agreement ("Agreement") is two years, commencing on the first date of your employment, August 23, 2004 ("Commencement Date") and ending on August 23, 2006 ("End Date"). This Agreement will automatically renew for one-year periods commencing on the anniversary of the End Date and each anniversary thereafter in the absence of notice to the contrary by either you or the Company.

      2.    Total Annual Compensation

                  - $350,000 base salary. This salary will be non-decreasing and reevaluated for increases no less than once each year at the same time that the Company evaluates the compensation of similarly situated employees.

                  - $650,000 annual bonus target. Your guaranteed minimum bonus for your first year of employment is $725,000. Thereafter, any bonus award will be at the Compensation Committee's discretion.

                  - $500,000 annual target grant under the Company's Long Term Incentive ("LTI") Plan

            Your total first year annual total compensation will be targeted at $1.575 million ($350,000 base, $725,000 bonus, $500,000 LTI). LTI awards can be awarded in stock options, restricted stock and Janus funds. Your initial LTI award and bonus will be awarded during the first quarter of 2005 at the same time as grants are made to comparable Company executives. The Company's Compensation Committee reviews the base salary and bonus and LTI targets for Company executives on an annual basis and may adjust cash and non-cash compensation amounts and targets from time to time.

      3. In addition, the Company will replace your unvested Knight Trading equity with Janus Capital Group restricted stock and stock options, valued at $1.5 million ($1 million in restricted stock and $500,000 in options, each valued as specified in the LTI Plan). Thereafter, all awards to you under the LTI Plan will be at the Compensation Committee's discretion. All grants to you under the LTI Plan shall be subject to the terms and conditions of that Plan. The strike price for the options and share price for the restricted stock shall be determined as soon as practicable after your first day of active employment with the Company, and in accordance with the terms of the LTI Plan

A JANUS CAPITAL Group Company

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[JANUS CAPITAL GROUP LOGO]

      Those amounts of initial stock options and initial restricted stock will then vest as follows:

                  -     1/3 - 6/30/05

                  -     1/3 - 6/30/06

                  -     1/3 - 6/30/07

            These initial awards are subject to review and approval by the Compensation Committee. If approved, these initial awards will be made as soon as practical after your start date.

      4. We also will provide a relocation package consistent with and subject to the terms and conditions of the Company's executive relocation program, which provides a comprehensive set of benefits. Among the expenses the Company agrees to absorb are flight and accommodations for you and your family to travel to find appropriate housing and schools, as well as all temporary accommodations prior to your locating and closing upon a permanent residence. All moving and storage expenses for all property will also be covered as will any brokerage fees you incur in selling your present residence and all related consequential expenses. This list is intended to be illustrative not inclusive. Your benefit will also include a relocation allowance of one month's salary, and all expenses (excepting the relocation allowance) will be grossed up to cover taxes.

      5. Change of Control - Upon the effective date of any "Change of Control" (as defined in the enclosure) 100% of your unvested initial stock and stock option awards (set forth in paragraph 3, above) will vest. In addition, if before the second anniversary of the Commencement Date you are discharged as a result of a Change of Control, then you will be entitled to receive a separation payment equal to the sum of your then-current base salary and target bonus divided by 12 and then multiplied by the number of months that is 24 plus the number of months remaining in the initial term of this agreement as of the effective date of the change of control. For clarity and by way of illustration, if a you are discharged as a result of a Change of Control that becomes effective 6 months after the Commencement Date, the separation compensation would total $3.5 million ($350,000 base salary plus $650,000 target bonus divided by 12 and then multiplied by 42 months). Likewise, if before the second anniversary of the Commencement Date you resign because as a result of a Change of Control your job duties are "Materially Reduced" (as defined in the enclosure), then you will be entitled to receive a separation payment equal to the sum of your then-current base salary and target bonus divided by 12 and then multiplied by twenty four. In addition, if before the second anniversary of your first day of active employment with the Company you are discharged as a result of a Change of Control or you resign because as a result of a Change of Control your job duties are Materially Reduced, then following your separation the Company will provide you with a relocation package similar to the relocation package describes in paragraph 4 above, in order to enable you to relocate your family to a location of your choosing within the 48 contiguous States. If on or after the second anniversary of the Commencement Date you are discharged as a result of a Change of Control or you resign because as a result of a Change of Control your job duties are Materially Reduced, then you will be entitled to receive a separation payment equal to eighteen months of your then-current base salary and target bonus. In any case, your entitlement to separation compensation of any kind from the Company, and to vesting and any relocation allowance (if applicable) under this paragraph, shall be conditioned upon your execution of and, if applicable, non-revocation of, a standard form of general legal release in substantially the form attached hereto.

      6. Severance pay - In the event that your employment is terminated other than for "Cause" (as defined in the enclosure) before the second anniversary of your first day of active employment with the Company, then you will be entitled to receive a separation payment equal to two years of your then-current base salary and target bonus and 100% of your unvested initial stock and stock option awards (set forth in paragraph 3, above) will vest.

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[JANUS CAPITAL GROUP LOGO]

            In the event that your employment is terminated other than for Cause on or after the second anniversary of your first day of active employment with the Company, then you will be entitled to receive a separation payment equal to eighteen months of your then-current base salary and target bonus and 100% of your unvested initial stock and stock option awards (set forth in paragraph 3, above) will vest. In any case, your entitlement to separation compensation of any kind from the Company, and to vesting under this paragraph, shall be conditioned upon your execution of and, if applicable, non-revocation of, a standard form of general legal release in substantially the form attached hereto.

      7. Confidential Information Agreement - On or before your first day of employment with the Company, you will be required to sign and return to the company the enclosed agreement to protect the Company's confidential business information.

      8. Expenses - During your employment, you shall be entitled to receive prompt reimbursement for all reasonable expenses incurred in accordance with the Company's most favorable policies, practices and procedures in effect for executives at your level.

      9. Vacation - You will entitled to paid vacation in accordance with the plans, policies and programs and practices of the Company as in effect for executives at your level, but in no event less than four weeks.

      10. Indemnification and Directors and Officers' Insurance. The Company shall indemnify and defend you in connection with claims asserted against you based on your acts and omissions in connection with your employment with the Company to the full extent permitted by Delaware law and any related payments will be paid promptly by company. You will be entitled to the same coverage pursuant to the Company's Directors and Officers liability insurance policy as is extended to similarly situated Company employees.

      11. License to Utilize Speaking Materials. To the extent that you develop, during your employment, works prepared for publication ("Publications") or disseminated by or for you in connection with any speaking engagements in which you participate in any way ("Speaking Materials"), and such Publications and/or Speaking Materials are assigned to the Company pursuant to any agreement, the Company hereby grants you a perpetual, royalty free license to use such Publications or Speaking Materials, as you see fit, during and after your employment with the Company, subject only to your obligation to refrain from misusing or improperly disclosing any proprietary or confidential information or trade secrets belonging to the Company or any affiliate or investment management client thereof.

      12. Prior Notice of Action to Enforce Restrictive Covenants. Notwithstanding any other provision of any agreement between you and the Company, no less than 72 hours before filing any motion seeking emergency injunctive relief to enforce against you any restrictive covenant, the Company shall provide you with written notice of its intention to seek such relief, and copies of any pleadings that it intends to file in support of such relief, together with all proposed exhibits thereto. This clause is intended only to give you advance notice of, and a reasonable opportunity to prepare to respond to, any effort by the Company to obtain emergency injunctive relief against you based upon a restrictive covenant. Accordingly, in consideration of the Company's agreement to provide you with such advance notice, you agree that the forum for any dispute involving such application for emergency relief, and related relief on the merits, shall be the federal or state courts situated in the Denver, Colorado metropolitan area, and further agree that you will not seek to utilize the advance notice required by this clause to commence, or assert a right to commence, any action in any other forum concerning the same or similar subject matter as gave rise to the application of which the Company provides you with such advance notice.

      As a Janus employee you will be eligible to participate in the Janus flexible benefits program, which includes medical, dental, vision, term life, and disability, as well as many other innovative programs. These are subject to modification from time to time.

      John, we are thrilled at the prospect of having you on the Janus team. Please let me know if there is anything further you would like to discuss regarding Janus or this offer. I can be reached at 303-336-4021. If the

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[JANUS CAPITAL GROUP LOGO]

      foregoing terms and conditions are acceptable to you, please sign and date this letter as indicated below, make a copy for your files, and return the original to us.

      Very truly yours,

      ________________________________________
      _________________________________
      Peter W. Boucher                              Acceptance:
      Vice President Human Resources                John H. Bluher          Date
      on behalf of:                                 /s/ John H. Bluhr    7-15-04
      Steven L. Scheid
      Chairman & CEO
      Janus Capital Group

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                                   DEFINITIONS

      For purposes of the Offer Letter from Janus Capital Group Inc. (the "Company") to John H. Bluher, Esq., (the "Executive") dated as of June 11, 2004 (the "Agreement"), certain terms shall be defined as set forth in this Addendum.

      (1) "Change of Control" shall mean:

            (a) An acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 35% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (i) any acquisition by the Company; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Paragraph 1; or

            (b) A change in the composition of the Company's Board of Directors (the "Board") such that the individuals who, as of the first day of any two year period (the "Determination Date"), constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board as of any date prior to the second anniversary of the Determination Date; provided, however, for purposes of this Paragraph 1, that any individual who becomes a member of the Board subsequent to the effective date hereof, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) or other accrual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

            (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity ("Business Combination"); excluding, however, such a Business Combination pursuant to which
(A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (the "Company Holders") will each beneficially own, directly or indirectly the outstanding shares of common stock and other voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions (relative to the other Company Holders) as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company or any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination; and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

            (d) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this definition, "person" shall mean any individual, entity or group (within the meaning of Paragraph 13(d)(3) or 14(d)(2) of the Exchange
Act).

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      (2) For purposes of the Agreement, "Cause" for termination shall mean:

            (a) the continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to death or physical or mental illness, but including a failure by Executive for any other reason to meet the Company's reasonable performance expectations), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties and which gives the Executive a reasonable opportunity to cure the deficiency noted therein; or

            (b) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or

            (c) conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by the Executive with respect thereto; or

            (d) a material breach by the Executive of any material provisions of any agreement between the Company and the Executive after the Executive is given written notice of the material breach and a reasonable opportunity to cure; or

            (e) a willful or reckless violation of a material regulatory requirement or of any material written Company policy or procedure (including without limitation the Company's Corporate Code of Business Conduct and Ethics Policy and/or Ethics Rules), in either case that is materially and demonstrably injurious to the Company;

            (f) Executive's failure to obtain or maintain, or inability to qualify for, any license required for the performance of Executive's material job responsibilities, or the suspension or revocation of any such license held by the Executive.

No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board of Directors with respect to such act or omission or based upon the advice of counsel for the Company reflected in writing shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

      (3) For purposes of the Agreement, the Executive's job duties shall be deemed to have been "Materially Reduced" in the event of a material and non-temporary reduction in Executive's authority or duties, that changes the fundamental character of Executive's job to such an extent as to constitute a de facto demotion, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice hereof given by the Executive and further excluding: (A) any mere change of reporting relationship or of the Company's organizational chart; (B) any mere change in title so long as the fundamental character of Executive's job is changed to such an extent as to constitute a de facto demotion; (C) the mere exclusion or removal of the position held by Executive from membership on or participation in the business of the Company's Executive Committee, Management Committee, Operating Council or similar body; and (D) the mere fact that the Company's stock ceases to be publicly traded.

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        AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, ASSIGN INVENTIONS,
                         AND PREVENT UNFAIR SOLICITATION

      This agreement is between Janus Capital Group Inc. ("Company") and John H. Bluher ("Employee").

      1. PROTECTION OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

            (a) DEFINITION OF "CONFIDENTIAL INFORMATION." "Confidential Information" means all nonpublic information (whether in paper or electronic form, or contained in Employee's memory, or otherwise stored or recorded) relating to or arising the business of the Company or its affiliates, including, without limitation, trade secrets used, developed or acquired by Company in connection with its business. Without limiting the generality of the foregoing, "Confidential Information" shall specifically include all information concerning the manner and details of Company's operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with Company's business; Company's business plans and strategies; the identities of Company's customers and the specific individual customer representatives with whom Company works; the details of Company's relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in Company's business; the details of Company's relationships with such distributors, contractors and vendors; the nature of fees and charges made to Company's customers; nonpublic forms, contracts and other documents used in Company's business; all information concerning Company's employees, agents and contractors, including without limitation such persons' compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in Company's business, whether proprietary to Company or used by Company under license from a third party; and all other information concerning Company's concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. "Confidential Information" does not include information that is in the public domain through no wrongful act on the part of Employee.

            (b) EMPLOYEE'S USE OF CONFIDENTIAL INFORMATION. Except in connection with and in furtherance of Employee's work on Company's behalf, Employee shall not, without Company's prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity; or (iii) accept or participate in any employment, consulting engagement or other business opportunity that inevitably will result in the disclosure or use of any Confidential Information.

            (c) ACKNOWLEDGMENTS. Employee acknowledges that during Employee's employment with Company, Employee will have access to Confidential Information, all of which shall be made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage Company's

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business; that Confidential Information would be susceptible to immediate competitive application by a competitor of Company's; that Company's business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to Company and known only to Employee, Company and certain key employees and contractors of Company; that Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this agreement are reasonable and necessary for the protection of Company's legitimate business interests.

            (d) RECORDS CONTAINING CONFIDENTIAL INFORMATION. "Confidential Records" means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to Employee are and shall remain Company's property. Except in connection with and in furtherance of Employee's work on Company's behalf or with Company's prior written consent, Employee shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity. Upon the termination of Employee's employment with Company, or upon Company's request, Employee shall immediately deliver to Company or its designee (and shall not keep in Employee's possession or deliver to any other person or entity) all Confidential Records and all other Company property in Employee's possession or control. Employee understands and agrees that compliance with this paragraph may require that data be removed from Employee's personal computer equipment. Consequently, upon reasonable prior notice, Employee agrees to permit the qualified personnel of Company and/or its contractors' access to such computer equipment for that purpose. This agreement shall not prohibit Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to Company's President, it being the parties' intention to give Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Confidential Information and Confidential Records, as determined by Company in its sole discretion.

            (e) THIRD-PARTIES' CONFIDENTIAL INFORMATION. Employee acknowledges that Company has received and in the future will receive from third parties confidential or proprietary information, and that Company must maintain the confidentiality of such information and use it only for authorized purposes. Employee shall not use or disclose any such information except as authorized by Company or the third party to whom the information belongs.

            (f) EMPLOYEE'S FORMER EMPLOYERS' CONFIDENTIAL INFORMATION. Employee warrants and represents that Employee is not a party to any agreement that limits Employee's right or ability to perform services for Company, and that Employee otherwise is free to assume the duties with Company contemplated by this agreement. Employee shall not, during Employee's employment with Company, improperly use or disclose to Company or any Company employee, agent or contractor any proprietary

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

information or trade secret belonging to any former employer of Employee or any other person or entity to which Employee owes a duty of nondisclosure.

      2. NON-SOLICITATION. During Employee's employment with Company and for a period of 12 months after termination of that employment, Employee shall not without Company's prior written consent, directly or indirectly:

            (a) cause or attempt to cause any employee, agent or contractor of Company or any Company affiliate to terminate his or her employment, agency or contractor relationship with Company or any Company affiliate; or interfere or attempt to interfere with the relationship between Company and any employee, agent or contractor; or hire or attempt to hire any employee, agent or contractor of Company or any Company affiliate; or conduct business of any kind with any Company employee, agent or contractor.

            (b) solicit business from or conduct business with any customer or client served by Company at any point during Employee's employment with Company; or solicit business from or conduct any business with any person or entity that was, during Employee's employment with Company, solicited or identified as a business prospect by Employee or any other Company employee, agent or consultant; or interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which Company or any affiliate was involved at any point during Employee's employment with Company.

      3. INVENTIONS.

            (a) DEFINITION OF COMPANY INVENTIONS. "Company Inventions" means all ideas, processes, trademarks and service marks, inventions, discoveries, and improvements to any of the foregoing, that Employee learns of, conceives, develops or creates alone or with others during Employee's employment with Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to: (i) Company's business, products or services; or (ii) work performed for Company by Employee or any other Company employee, agent or contractor; or (iii) the use of Company's property or time; or (iv) access to Company's Confidential Information and/or Confidential Records.

            (b) DISCLOSURE OF COMPANY INVENTIONS. Upon Company's request, Employee shall promptly disclose to Company or its designee, in a manner specified by Company in its sole discretion, all Company Inventions of which Employee has any knowledge, irrespective of whether that knowledge is complete or incomplete, and irrespective of whether any such Company Invention or any aspect thereof has been described in or committed to writing, in whole or part, by any other person.

            (c) ASSIGNMENT. Employee hereby assigns to Company Employee's entire right, title and interest in all Company Inventions, which shall be the sole and exclusive property of Company whether or not subject to patent, copyright, trademark or

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

trade secret protection. Employee also acknowledges that all original works of authorship that are made by Employee (solely or jointly with others), within the scope of Employee's employment with Company, and that are protectable by copyright, are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Sections 101, et seq.). To the extent that any such works, by operation of law, cannot be "works made for hire," Employee hereby assigns to Company all right, title, and interest in and to such works and to any related copyrights.

            (d) ADDITIONAL INSTRUMENTS. Employee shall promptly execute, acknowledge and deliver to Company all additional instruments or documents deemed at any time by Company in its sole discretion to be necessary to carry out the intentions of this paragraph. If the Company is unable, after reasonable effort, to secure Employee's signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to a Company Invention, Employee hereby designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on Employee's behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights and other rights and protection thereon with the same legal force and effect as if executed by him. Such appointment shall be irrevocable and coupled with an interest.

      4. SURVIVAL. Employee's obligations under this agreement shall survive the termination of Employee's employment with Company and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Employee by Company or any Company employee, agent or contractor.

      5. REMEDIES. Employee acknowledges that if Employee breaches any obligation under this agreement, Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Company. Employee therefore agrees that upon such breach or threatened breach of any obligation under this agreement, Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to Company under this agreement or the law, including the right to seek damages from Employee for a breach of any provision of this agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law for any violation of any provision of this agreement.

      6. OTHER AGREEMENTS. In the event of any direct conflict between any term of this agreement and any term of any other agreement executed by Employee, the terms of this agreement shall control. If Employee signed or signs any other agreement(s) relating to or arising from Employee's employment with Company, all provisions of such agreement(s) that do not directly conflict with a provision of this agreement shall not be affected, modified or superseded by this agreement, but rather shall remain fully enforceable according to their terms.

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

      7. DISCLOSURE OF THIS AGREEMENT. At the earliest practicable date, Employee shall provide a copy of this agreement to every business enterprise for which Employee performs any employment, consulting or other professional or business activities during the two year period following the termination of Employee's employment with the Company, provided that in no event shall Employee provide such an enterprise with a copy of this agreement later than the first day of Employee's employment by or performance of services for such enterprise.

      8. NOTIFICATION OF OTHER EMPLOYMENT. Employee will notify the Company of any other employment, consulting arrangement or other professional or business engagement accepted by Employee during the two year period following the termination of Employee's employment with the Company, such notice to be provided to the Company's corporate headquarters, by certified mail, return receipt requested, no later than the close of the first business day following the date on which such acceptance occurs.

      9. NON-ASSISTANCE. Employee agrees not to assist any third person or company in contesting or attacking Company's rights in and/or to any copyright, patent, trademark or other trade secret or confidential or proprietary information, except pursuant to subpoena or court order.

      10. AT-WILL EMPLOYMENT. This agreement is not a contract of employment for any particular term, and shall not be construed so as to imply or create any legal obligation concerning the term of Employee's employment or the circumstances under which Employee's employment with the Company may be terminated. In the absence of a specific, definitive written employment contract signed by both Employee and the Company's Chief Executive Officer ("CEO") or the CEO's designee, all Company employees are employed "at will," meaning that either the Company or Employee shall have the right to terminate the employment relationship with or without cause, prior notice or other formality.

      11. MISCELLANEOUS. (a) HEIRS AND ASSIGNS. This agreement shall be binding upon Employee's heirs, executors, administrators or other legal representatives, shall inure to the benefit of Company, its successors or assigns, and shall be freely assignable by Company in its sole discretion, at any time; (b) GOVERNING LAW. This agreement and all other disputes or issues arising from or relating in any way to Company's relationship with Employee, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction. (c) SEVERABILITY. If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties' express desire that Company be protected to the greatest extent allowed by law from unfair competition and/or the

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misuse or disclosure of Confidential Records, Confidential Information and/or
Company Inventions. (d) MODIFICATIONS. This agreement shall not be modified or amended except by a written agreement signed by both parties. (e) DISPUTES. Any action arising from or relating in any way to this agreement, or otherwise arising from or relating to Employee's employment with Company, shall be tried only in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue in those courts to the greatest extent allowed by law. The party that substantially prevails in any action to enforce any provision of this agreement shall recover all costs and attorneys' fees incurred in connection with the action.

Employee's signature:                        For Company:

__/s/  John H. Bluher______________          ___________________________________

Print name:                                  Print name:

__John H. Bluher___________________          ___________________________________

Date: _7-16-04_____________________          Date: _____________________________

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